Exhibit 99.1

October 20, 2021

Qurate Retail, Inc. Announces Virtual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Qurate Retail, Inc. (“Qurate Retail”) (Nasdaq: QRTEA, QRTEB, QRTEP) will be holding its annual Investor Meeting on Friday, November 19, 2021 with presentations beginning at 9:00am E.T. The annual Investor Meeting will be held virtually and is open to shareholders, research analysts and press. Registration information is available on the Qurate Retail website and at https://meetingtomorrow.com/webcast/QurateInvestorDay2021. During these presentations, observations may be made regarding the company's financial performance and outlook, as well as other forward looking matters.

After the presentations, Greg Maffei, Executive Chairman of Qurate Retail, David Rawlinson, President and Chief Executive Officer of Qurate Retail, and other members of the management team will host a Q&A session. Stockholders are able to submit questions in advance of the Q&A session. To submit a question, please email investorday@libertymedia.com with the subject “Investor Day Question” by 5:00 p.m. E.T. on Friday, November 12, 2021.

An archive of the webcast of the Investor Meeting will also be available on https://www.qurateretail.com/investors/news-events/press-releases for one year after appropriate filings have been made with the SEC.

Liberty Media Corporation will host its Investor Meeting on November 18, 2021. Information is available at www.libertymedia.com.

About Qurate Retail, Inc.

Qurate Retail, Inc. is a Fortune 500 company comprised of seven leading retail brands – QVC®, HSN®, Zulily®, Ballard Designs®, Frontgate®, Garnet Hill®, and Grandin Road® (collectively, “Qurate Retail GroupSM”). Globally, Qurate Retail Group is a world leader in video commerce, among the top 10 e-commerce retailers in North America (according to Digital Commerce 360), and a leader in mobile commerce and social commerce. The retailer reaches approximately 218 million homes worldwide via 14 television networks and reaches millions more via multiple streaming services, social pages, mobile apps, websites, print catalogs, and in-store destinations. Qurate Retail, Inc. also holds various minority interests and green energy investments.

Qurate Retail, Inc.
Courtnee Chun, 720-875-5420

Source: Qurate Retail, Inc.